Exhibit 5.1

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                                         E-Mail: dlopez@cgsh.com

August 9, 2018

HCA Healthcare, Inc.

HCA Inc.

c/o HCA Healthcare, Inc.

One Park Plaza

Nashville, Tennessee 37203

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to HCA Healthcare, Inc. (formerly known as HCA Holdings, Inc.), a Delaware corporation (“Holdings”), and HCA Inc., a Delaware corporation (the “Company” and, together with Holdings, the “Issuers”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), of the registration statement on Form S-3 (including the documents incorporated therein by reference, the “Registration Statement”) of the Issuers and the entities listed in the Table of Additional Registrant Guarantors in the Registration Statement (the “Subsidiary Guarantors”), relating to the offering from time to time, together or separately in one or more series (if applicable), of (i) shares of Holdings’ common stock, par value $0.01 per share (the “Common Stock”); (ii) shares of Holdings’ preferred stock, par value $0.01 per share (the “Preferred Stock”); (iii) debt securities of the Issuers (the “Debt Securities”); and (iv) guarantees by Holdings, the Company or the Subsidiary Guarantors (collectively, in such capacity, the “Guarantors”) of the Debt Securities (the “Guarantees”). The Common Stock, Preferred Stock, Debt Securities and Guarantees are referred to herein collectively as the “Securities.”

The Securities being registered under the Registration Statement will have an indeterminate aggregate initial offering price and will be offered on a continuous or delayed basis pursuant to the provisions of Rule 415 under the Securities Act.

The Debt Securities may be secured or unsecured. Any Debt Securities issued by Holdings may be guaranteed by some or all of the Guarantors. Any Debt Securities issued by the Company will be guaranteed by Holdings and may be guaranteed by some or all of the Subsidiary Guarantors. Any Debt Securities issued by Holdings and the related Guarantees, if any, may be issued pursuant to an indenture dated as of December 6, 2012 (the “2012 Indenture”) entered into among Holdings, Delaware Trust Company (as successor to Law Debenture Trust Company of New York), as trustee, and Deutsche Bank Trust Company Americas, as registrar, paying agent and transfer agent, or another indenture that may be entered into between Holdings, some or all of the Guarantors and a trustee (as amended or supplemented, including to provide for Guarantees of any Debt Securities, the 2012 Indenture and such other indenture or indentures, each, a “Holdings Indenture”). Any Debt Securities issued by the Company, the related Guarantee by Holdings and the related Guarantees by the Subsidiary Guarantors, if any, may be issued pursuant to an indenture dated as of August 1, 2011 (the “2011 Indenture”), entered into among the Company, Holdings and Delaware Trust Company (as successor to Law Debenture Trust Company of New York), as trustee, and Deutsche Bank Trust Company Americas, as registrar, paying agent, and transfer agent, or another indenture that may be entered into between the Company, Holdings, some or all of the Subsidiary Guarantors and a trustee (as amended or supplemented, including to provide for Guarantees by the Subsidiary Guarantors of any Debt Securities, the 2011 Indenture and such other indenture or indentures, each, a “Company Indenture” and, together with each Holdings Indenture, each an “Indenture”).

Cleary Gottlieb Steen & Hamilton LLP or an affiliated entity has an office in each of the cities listed above.

HCA Healthcare, Inc.

HCA Inc., p. 2

In arriving at the opinions expressed below, we have reviewed the following documents:

(a)	the Registration Statement;

(b)	executed copies of the 2012 Indenture and the 2011 Indenture, filed or incorporated by reference as Exhibits 4.5 and 4.6 to the Registration Statement, respectively;

(c)	a copy of the Specimen Common Stock Certificate, incorporated by reference as Exhibit 4.1 to the Registration Statement;

(d)

copies of the Holdings’ Amended and Restated Certificate of Incorporation and Second Amended and Restated By-Laws certified by the Secretary of State of the State of Delaware and the corporate secretary of Holdings, respectively; and

(e)

copies of the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws certified by the Secretary of State of the State of Delaware and the corporate secretary of the Company, respectively.

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Issuers and such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:

1.	The Common Stock will be validly issued by Holdings, fully paid and nonassessable.

2.	The Preferred Stock will be validly issued by Holdings, fully paid and nonassessable.

3.	The Debt Securities will be the valid, binding and enforceable obligations of the applicable Issuer, entitled to the benefits of the applicable Indenture.

4.	The Guarantees will be the valid, binding and enforceable obligations of the applicable Guarantor, entitled to the benefits of the applicable Indenture.

Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of any Issuer or any Guarantor, (a) we have assumed that such Issuer or such Guarantor and each other party to such agreement or obligation has satisfied or, prior to the issuance of the Securities, will satisfy, those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it and (b) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.

In rendering the opinions expressed above, we have further assumed that (i) prior to the issuance of the Securities, the applicable Issuer (and each Guarantor, if any) will authorize the offering and issuance of the Securities and will duly authorize, approve and establish the final terms and conditions thereof, which terms will conform to the descriptions thereof in the Registration Statement and any applicable prospectus supplement and, in the case of the Debt Securities and the Guarantees, to the terms of the applicable Indenture, and will not violate any applicable law, conflict with any matter of public policy, result in a default under or breach of any agreement or instrument binding upon such Issuer (or any such Guarantor) or violate any requirement or restriction imposed by any court or governmental body having jurisdiction over such Issuer (or such Guarantor); (ii) prior to the issuance of the Securities, the Board of Directors of the Holdings will duly authorize, establish and approve the terms of the Preferred Stock as contemplated by the Company’s Amended and Restated Certificate of Incorporation, and the

HCA Healthcare, Inc.

HCA Inc., p. 3

applicable Issuer (and each Guarantor, if applicable) will duly authorize, execute and deliver the applicable Indenture, any applicable Guarantees and any other agreement necessary with respect to the Securities or contemplated by such Securities, any agreement governing those Securities or the Registration Statement, will establish any forms of such Securities as necessary or contemplated by any such Indenture or other agreement or by law, and will take any other appropriate additional corporate action, and any Indenture will conform to one of the Indentures filed or incorporated by reference as an exhibit to the Registration Statement; (iii) any agreement governing the Securities and any instruments evidencing the Securities will be governed by New York law; (iv) the Securities will be offered, issued, sold and delivered in compliance with applicable law and any requirements therefor set forth in any corporate action authorizing such Securities and any agreement governing such Securities and in the manner contemplated by the Registration Statement; (v) the Securities will be offered, sold and delivered to, and paid for by, the purchasers thereof at the price specified in, and in accordance with the terms of, an agreement or agreements duly authorized, executed and delivered by the parties thereto, which price, in the case of Common Stock or Preferred Stock, shall not be less than the par value thereof; and (vi) if issued in certificated form, certificates representing the Securities will be duly executed and delivered and, to the extent required by any applicable agreement, duly authenticated or countersigned, and if issued in book-entry form, the Securities will be duly registered to the extent required by any applicable agreement.

In rendering the opinions expressed in paragraphs 3 and 4 above, we have assumed that each series of Debt Securities (and related Guarantees) will be issued with an original aggregate principal amount (or in the case of Debt Securities issued at an original issue discount, an aggregate issue price) of $2,500,000 or more.

We note that any designation in the Securities or any applicable agreement governing those Securities of the U.S. federal courts sitting in New York City as the venue for actions or proceedings relating to such Securities or agreement (notwithstanding any waiver thereof) is subject to the power of such courts to transfer actions pursuant to 28 U.S.C. §1404(a) or to dismiss such actions or proceedings on the grounds that such a federal court is an inconvenient forum for such an action or proceeding.

We note that by statute New York provides that a judgment or decree rendered in a currency other than the currency of the United States shall be converted into U.S. dollars at the rate of exchange prevailing on the date of entry of the judgment or decree. There is no corresponding federal statute and no controlling federal court decision on this issue. Accordingly, we express no opinion as to whether a federal court would award a judgment in a currency other than U.S. dollars or, if it did so, whether it would order conversion of the judgment into U.S. dollars. In addition, to the extent that any Securities or applicable agreement governing those Securities includes a provision relating to indemnification against any loss in obtaining currency due from a court judgment in another currency, we express no opinion as to the enforceability of such provision.

The foregoing opinions are limited to the law of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the use of our name in the prospectus constituting a part of the Registration Statement under the heading “Legal Matters” and in any prospectus supplement related thereto as counsel for the Company that has passed on the validity of the Securities, and to the use of this opinion as a part (Exhibit 5.1) of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. The opinions expressed herein are rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours, CLEARY GOTTLIEB STEEN & HAMILTON LLP
By:	/s/ David Lopez
David Lopez, a Partner